                                                                       EXHIBIT 5

                               LETTERHEAD OF TORYS


                                 April 25, 2001



Bracknell Corporation
121 South Eighth Street
Suite 1100
Minneapolis, Minnesota  55402


Gentlemen:

         This opinion is furnished in connection with the registration statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"), filed by Bracknell Corporation, an Ontario corporation (the "Corporation"), with respect to 5,219,656 Common Shares (the "Shares") in the capital of the Corporation which have been offered or are to be offered by the Company to employees of the Corporation pursuant to the Corporation's Performance Stock Option Plan (the "Plan").

         We have acted as counsel in connection with the registration of the Shares under the Act. We have examined the Articles of Amalgamation of the Corporation and amendments thereto; such records of proceedings of the Corporation's Board of Directors as we have deemed material; the Registration Statement; and such other documents as we considered necessary for the purposes of this opinion.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We understand that this opinion is to be used in connection with the Registration Statement. We consent to the use of our name in the Registration Statement and the filing of this opinion as an Exhibit to the Registration Statement.

                                   Sincerely,


                                    /s/ TORYS